                                             As filed pursuant to Rule 424(b)(3)
                                             Registration No. 333-78959

PROSPECTUS SUPPLEMENT DATED FEBRUARY 16, 2000
TO PROSPECTUS DATED AUGUST 18, 1999, AS SUPPLEMENTED OCTOBER 20, 1999, NOVEMBER 1, 1999, NOVEMBER 18, 1999, DECEMBER 6, 1999 AND
JANUARY 10, 2000

                                DOUBLECLICK INC.

           $250,000,000 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                  (INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15)

                              -------------------

                        6,060,606 SHARES OF COMMON STOCK

                              -------------------

    The information contained in the table appearing under the heading 'Selling Securityholders' on pages 40-42 of the Prospectus is hereby amended to add the following information:

                                                       PRINCIPAL                    SHARES OF
                                                       AMOUNT OF    PERCENTAGE OF  COMMON STOCK
                                                      NOTES THAT        NOTES      THAT MAY BE
NAME OF SELLING SECURITYHOLDER                        MAY BE SOLD    OUTSTANDING     SOLD(1)
------------------------------                        -----------    -----------     -------
Bankers Trust Trustee for Chrysler Corp Emp #1
  Pension Plan dtd 4/1/89...........................  $2,183,000          * %         52,921
Franklin & Marshall College.........................     167,000          *            4,048

    The information contained in the table appearing under the heading 'Selling Securityholders' on pages 40-42 of the Prospectus with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                       PRINCIPAL                    SHARES OF
                                                       AMOUNT OF    PERCENTAGE OF  COMMON STOCK
                                                      NOTES THAT        NOTES      THAT MAY BE
NAME OF SELLING SECURITYHOLDER                        MAY BE SOLD    OUTSTANDING     SOLD(1)
------------------------------                        -----------    -----------     -------
Boston Museum of Fine Arts..........................  $   85,000          * %          2,060
Chase Manhattan, N.A. Trustee for IBM Retirement
  Plan dtd 12/18/45.................................   2,838,000         1.1          68,800
San Diego City Retirement...........................     599,000          *           14,521
San Diego County Convertible........................   1,623,000          *           39,345
State Street Bank Custodian for
  GE Pension Trust..................................   1,162,000          *           28,169

---------

* less than one percent

(1) Assumes a conversion price of $41.25 per share (adjusted to reflect the 2-for-1 split of common stock effected on January 10, 2000) and a cash payment in lieu of any fractional interest.